Exhibit 99.1

PRESS RELEASE

TERADYNE ANNOUNCES FIRST QUARTER PROFITS

BOSTON—(BUSINESS WIRE)—April 20, 2004—Teradyne, Inc. reported sales of $430.6 million for the first quarter of 2004, and net income of $40.2 million, or $0.20 per share. Net orders for the quarter increased 13% from the previous quarter, to $551.2 million.

“Our performance in the first quarter was strong, with continued order growth after a great fourth quarter,” said George Chamillard, Teradyne Chairman and CEO. “As a result of the strong first quarter orders, we will continue to increase shipments in the second quarter to meet customer demand. We expect sales to be between $500 and $525 million, with EPS between 32 and 38 cents.”

Conference Call/Webcast

Teradyne will be conducting its conference call tomorrow, April 21, 2004, at 10:00 a.m. E.D.T. The call will be webcast at www.teradyne.com (click on “Investors”). A replay will be available via phone starting at Noon E.D.T. and continuing through May 5, 2004. The replay may be accessed by calling 1-800-642-1687 in the US and Canada, or 706-645-9291 outside the US and Canada, and providing conference code 6603186, or by visiting www.teradyne.com and clicking on “Investors” for a link to the replay

About Teradyne

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment, and interconnection systems. The company’s products deliver competitive advantage to the world’s leading semiconductor, electronics, automotive and network systems companies. In 2003, Teradyne had sales of $ 1.4 billion, and currently employs about 6200 people worldwide. For more information, visit www.teradyne.com. Teradyne is a trademark of Teradyne, Inc. in the US and other countries.

Safe Harbor Statement

This release contains “forward-looking statements” as defined under the Federal Securities Laws, which are based on the assumptions and expectations of Teradyne’s management at the time such statements are made. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Teradyne’s actual results to differ materially from those projected in the forward-looking statements. These forward-looking statements include statements regarding our revenue, earnings, profit and loss expectations, order growth, future business strategies and market opportunities, improvements in our business, demand for our products and general economic outlook. Among the risk factors are: adverse changes in general economic or market conditions, including market demand for electronics; war or the threat of terrorist attacks; reductions or delays in capital investment; technological and market changes; disruptions or delays in Teradyne’s supply chain; Teradyne’s ability to protect its intellectual property; the historically cyclical nature of the markets that Teradyne serves; new product development introductions and transitions and any delays; uncertainty of customer acceptance of new product offerings including the timing, price and mix of new product acceptance; decisions by customers to cancel or defer orders that previously had been accepted; competitive pressures including pricing and gross margin pressures;

the effectiveness of our implementation of cost cutting and expense control measures, including facility consolidations, employee reductions, the centralization of certain shared services, seeking lower prices from suppliers and the outsourcing of selected manufacturing and engineering activities; insufficient, excess or obsolete inventory; disruptions, delays and shortages in raw material and component availability, internal and external manufacturing capability, and raw material and component quality; the impact of and our ability to manage the effects of past or future acquisitions or divestitures; the class action securities litigation brought against Teradyne; the increase in our debt service obligations and debt to capital ratio resulting from our issuance of $400 million aggregate principal amount of senior convertible notes in 2001; the availability of additional financing; the impact of being required to account for stock options as an expense; the ability to attract and retain key employees; the risks of potential environmental liability; the risks of operating internationally which include political and economic instability and unexpected changes in legal and regulatory requirements and in policy changes affecting international markets; and other events, factors and risks previously and from time to time disclosed in our filings with the Securities and Exchange Commission including, but not limited to, Teradyne’s annual report on Form 10-K and quarterly reports on Form 10-Q. Teradyne assumes no obligation to update the information in this press release.

TERADYNE, INC. REPORT FOR FIRST FISCAL QUARTER OF 2004

CONDENSED CONSOLIDATED OPERATING STATEMENTS

(In thousands, except per share amounts)

	Quarter Ended:
	4/4/04	3/30/03
Net Revenues	$430,603	$334,576
Cost of Revenues	254,628	250,470
Engineering and Development	64,694	68,585
Selling and Administrative	66,242	67,402
Restructuring and Other Charges	130	19,486

	$385,694	$405,943

Income/(Loss) From Operations	44,909	(71,367)

Interest Income	3,591	4,179
Interest Expense	(4,632)	(5,411)
Other Income and Expense, Net	851	(2,699)

Income/(Loss) Before Income Taxes	44,719	(75,298)
Income Tax Expense	4,472	1,200

Net Income/(Loss)	$40,247	$(76,498)

Income/(Loss) per common share - basic and diluted:
Net Income/(Loss) per Common Share - Basic	$0.21	$(0.41)

Shares used in calculation of Net Income/(Loss) per Common Share - Basic	193,852	184,889

Net Income/(Loss) per Common Share - Diluted	$0.20	$(0.41)

Shares used in calculation of Net Income/(Loss) per Common Share - Diluted	199,893	184,889

Gross Orders	$551,457	$303,476

Net Orders	$551,240	$288,976

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	4/4/04	12/31/03
Assets
Cash and Cash Equivalents	$222,970	$228,444
Marketable Securities	67,281	60,974
Accounts Receivable	255,246	229,532
Inventories	247,809	214,934
Other Current Assets	33,225	35,393

	826,531	769,277
Net Property, Plant and Equipment	542,172	544,369
Long-term Marketable Securities	326,401	296,618
Goodwill	116,233	118,203
Intangible and Other Assets	51,973	56,895

	$1,863,310	$1,785,362

Liabilities
Notes Payable - Banks	$7,521	$7,272
Current Portion of Long-term Debt	321	310
Accounts Payable	118,363	74,097
Accrued Employees’ Compensation and Withholdings	68,519	91,244
Deferred Revenue and Customer Advances	29,439	25,391
Other Accrued Liabilities	73,204	75,125
Income Taxes Payable	7,313	7,376

	304,680	280,815
Pension Liability	86,133	93,878
Long-term Other Liabilities	48,264	53,441
Convertible Senior Notes	400,000	400,000
Other Long-term Debt	7,668	7,658

	846,745	835,792

Shareholders’ Equity
Common Stock	27,580	27,329
Additional Paid-In Capital	1,320,726	1,294,661
Treasury Stock	(559,027)	(557,057)
Accumulated Other Comprehensive Loss	(49,444)	(51,846)
Retained Earnings	276,730	236,483

	1,016,565	949,570

	$1,863,310	$1,785,362

For press releases and other information of interest to investors, please visit Teradyne’s homepage on the World Wide Web at http://www.teradyne.com.

Contacts

Teradyne, Inc.

Tom Newman, V.P., Corporate Investor Relations

617-422-2425